Exhibit 99.1

Contact: Kendra Kimmons Vice President of Marketing & Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Extends Employment Agreement with CEO Paul Kusserow

On Heels of Company Turnaround, Will Stay On For Three More Years

BATON ROUGE, La., October 3, 2018 — Amedisys, Inc. (NASDAQ:AMED), America’s leading independent home health, hospice and personal care company, announced today that it has extended its employment agreement with Paul Kusserow, its president and CEO, from September 27, 2018 to December 16, 2021, adding three more years.

Kusserow joined the Company on December 11, 2014. In the nearly four years since then, he has led Amedisys in a dramatic turnaround clinically, culturally and financially. Under Kusserow’s leadership, Amedisys’ home health star ratings reached an industry-leading average of 4.38 stars; its stock has nearly quintupled, from $26 to an all-time high of $124 and its market cap has almost quadrupled, from $889 million to $3.84 billion.

“I’m excited to have the opportunity to continue the job we started less than four years ago,” Kusserow said. “Yet in many respects, I feel as if we’re only now getting going. Every organization needs a sense of stability and continuity to keep growing and striving for excellence. I look forward to working with this outstanding executive leadership team and our more than 19,000 employees to realize our strategy of becoming the solution for those who want to age in place. I consider it an honor and privilege to continue caring for seniors where they most want to be—in the home.”

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 59,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With 18,300 employees in 420 care centers in 34 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 369,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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